Exhibit 99.1

Doug Berthiaume to retire as Chairman of the Board of Waters

Corporation;

Chris O’Connell Elected as New Chairman

MILFORD, Mass., — October 19, 2017 — Waters Corporation (NYSE: WAT) announced today that Douglas A. Berthiaume will retire as Chairman of the Board of Directors of the Company, effective December 31, 2017. The Board of Directors has elected Christopher J. O’Connell, President and Chief Executive Officer, as its new Chairman effective January 1, 2018.

Thomas P. Salice will continue to serve as the Company’s Independent Lead Director.

Commenting on the announcement, Mr. Berthiaume said, “It has been my pleasure to serve as both an executive and non-executive Chairman of the Board of Directors of Waters. Two years ago, upon my retirement as Chief Executive Officer, Chris O’Connell assumed the CEO position and has very successfully guided the Company to new levels of growth and profitability. I am very pleased to once again pass the torch to Chris as he assumes the additional role of Chairman of the Board in addition to his service as CEO of the company.”

“I am honored to have been elected as Waters’ new Chairman of the Board of Directors,” said Christopher J. O’Connell. “For 20 years as an independent public company, Waters’ success was guided by Doug Berthiaume’s visionary leadership. I am truly grateful to Doug for his strong support of me and the Waters team over the past two years. Speaking on behalf of all Waters employees worldwide, I wish Doug the very best as he completes his transition to retirement.”

About Waters Corporation (www.waters.com)

Waters Corporation (NYSE: WAT), the world’s leading specialty measurement company, has pioneered chromatography, mass spectrometry and thermal analysis innovations serving the life, materials and food sciences for nearly 60 years. With approximately 7,000 employees worldwide, Waters operates directly in 27 countries, including 11 manufacturing facilities, and with products available in more than 100 countries.

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Waters is a registered trademark of the Waters Corporation.

Contacts: John

Lynch Investor Relations

John_Lynch@waters.com

508.482.2314

Jeff Tarmy

Corporate Communications

Jeff_Tarmy@waters.com

508-482-2268

34 Maple Street Milford, MA 01757-3696 U.S.A.      [T] 508.478.2000      [T] 1.800.252.4752      [F] 508.872.1990      [W]

    www.waters.com